Exhibit 99.1

MEMSIC Announces First-Quarter 2010 Results

Benefits of Crossbow Acquisition Already Apparent

MEMSIC Unveils First DTOS Product for High-Volume Mobile Phone

and Consumer Electronics Applications

ANDOVER, Mass., May 11, 2010 – MEMSIC, Inc. (NasdaqGM: MEMS), a leading MEMS sensing solution provider, today announced financial results for the first quarter ended March 31, 2010.

Revenues for the first quarter of 2010 were $7.3 million, a 10.6% increase from the first quarter of 2009. Net loss in the 2010 first quarter was $2.3 million, or ($0.10) per diluted share, compared to net income of $57,000, or $0.00 per diluted share, in the prior-year period. The company’s 2010 results include revenue from the lines of business MEMSIC acquired from Crossbow Technology, Inc. on January 15, 2010, transaction costs related to the acquisition, and costs related to the addition of Crossbow engineering and sales staff. The 2010 results also include $0.4 million in stock-based compensation compared to $0.3 million in the 2009 quarter.

MEMSIC Chairman, President and CEO, Dr. Yang Zhao commented, “This quarter we already began seeing the benefits of our Crossbow acquisition, which has greatly diversified and enhanced MEMSIC’s mix of products, applications and end-markets. This also contributed to the sevenfold increase in sales in the attractive industrial market. Sensor sales to the automotive market, another stable and attractive market, continued to be strong.

“One of MEMSIC’s fundamental strategies is to use our unique MEMS technology know-how to introduce new products that strengthen our competitive position in the dynamic sensor component market. To that end, yesterday we introduced a truly revolutionary product – the world’s first family of Digital Thermal Orientation Sensors (DTOS), which is essentially an accelerometer with the ability to detect full motion and acceleration. Built on the 8 inch 0.18um standard CMOS process with highly sophisticated on-chip mixed signal processing, DTOS is the first silicon-based accelerometer in the MEMS industry that can compete even at the price level of traditional mechanical switches while having a high level of functionality. We expect DTOS to be a disruptive product family for high-volume mobile phone applications and to expand MEMSIC’s position in this growing market. In addition, this low-cost and advanced product also positions MEMSIC for a broader set of market applications in many consumer and industrial products, including toys and digital cameras. We intend to continuously introduce new products with improved functionalities in the DTOS family through 2010.”

Dr. Zhao continued, “A second important facet of our strategy to drive sales and profitability is to offer more complex smart sensing solutions. Our acquisition of the Crossbow business lines and assets was a major step toward accomplishing this goal, and the integration process is proceeding well. Combining our team knowledge and talent in MEMS sensor component, system integration, IP and algorithms, we are developing the next generation smart multi-sensor systems to expand our product and market reach.

“A third essential element of our strategy is to use MEMSIC’s low-cost manufacturing capabilities in China to lower the cost and increase the gross margin of our smart sensing solution products, as we are with our sensor components. Our manufacturing base in Wuxi will deliver its first wireless sensor network product this month, and we expect to complete the transfer of the entire manufacturing process for both the wireless and inertial system products within the next 12 -18 months.”

“We continue to be excited by the many opportunities presented by our newly strengthened technology platforms, broadened product line, and more diverse customer base,” Dr. Zhao concluded. We expect the benefits of our magnetic sensors, DTOS products and the transition of system solution product manufacturing to China to positively impact our financial results in the second half of 2010.”

Outlook

For the second quarter of 2010, MEMSIC anticipates revenue in the range of $8.5 to $9.0 million. Net loss, including stock-based compensation of $0.4 million, is expected to be in the range of ($0.09) to ($0.12) per share. Average diluted share count for the second quarter is estimated to be 24 million.

Conference Call

Management will hold a conference call and webcast at 5:00 p.m. ET on May 11, 2010 to review and discuss the Company’s results.

What:	MEMSIC 1Q 2010 financial results conference call and webcast
When:	Tuesday, May 11, 2010
Time:	5:00 p.m. ET
Live Call:	(877) 291-1367, domestic
(914) 495-8534, international
Replay:	(800) 642-1687 pass code 69255270, domestic
(706) 645-9291, pass code 69255270, international
Webcast:	http://investor.memsic.com (live and replay)

About MEMSIC, Inc.

MEMSIC Inc., headquartered in Andover, Massachusetts, provides advanced semiconductor sensor and system solutions based on integrated micro-electromechanical systems (MEMS) technology and mixed signal circuit design. MEMSIC’s unique and proprietary approach combines leading edge sensor technologies, such as magnetic sensors and accelerometers, with mixed signal processing circuitry to produce reliable, high quality, cost effective solutions for automotive, consumer and industrial markets. The company shares are listed on the NASDAQ Stock Exchange (NASDAQ GM: MEMS).

Safe Harbor Statement

Statements included in this press release that are not historical in nature are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of the company’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements for reasons identified under the heading “Risk Factors” in the company’s most recent annual report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission. The forward-looking statements contained in this press release are made as of the date hereof, and the company does not undertake any obligation to update any forward-looking statements, whether as a result of future events, new information or otherwise.

Source: MEMSIC, Inc.

Company Contact: Patricia Niu MEMSIC, Inc. Chief Financial Officer 978-738-0900	Investor Contact: Harriet Fried/ Jody Burfening Lippert Heilshorn & Associates (212) 838-3777 ir@memsic.com

MEMSIC, Inc.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	March 31, 2010	December 31, 2009
ASSETS
Current assets:
Cash and cash equivalents	$47,763,764	$66,970,736
Restricted cash	863,452	863,439
Accounts receivable, net of allowance for doubtful accounts of $6,441 as of March 31, 2010 and December 31, 2009, respectively	3,087,411	2,670,144
Inventories	4,777,654	4,988,611
Other assets	1,955,367	1,004,458

Total current assets	58,447,648	76,497,388

Property and equipment, net	15,936,212	14,591,828
Long-term investments	5,173,000	5,353,000
Goodwill	4,752,417	—
Intangible assets, net	12,599,970	988,270
Other assets	192,921	81,455

Total assets	$97,102,168	$97,511,941

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,246,411	$1,115,694
Accrued expenses	1,696,293	1,662,518
Advance research funding	863,452	863,439

Total current liabilities	4,806,156	3,641,651

Stockholders’ equity:

Common stock, $0.00001 par value; authorized, 45,000,000 shares; 23,804,863 and 23,793,113 shares issued and outstanding at March 31, 2010 and December 31, 2009, respectively	238	238
Additional paid-in capital	98,509,032	98,112,408
Accumulated other comprehensive income	2,223,082	2,218,496
Accumulated deficit	(8,780,814)	(6,460,852)

MEMSIC, Inc. stockholders’ equity	91,951,538	93,870,290

Noncontrolling interest related to joint venture in Japan	344,474	—

Total equity	92,296,012	93,870,290

Total liabilities and stockholders’ equity	$97,102,168	$97,511,941

MEMSIC, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended March 31,
	2010	2009
Net sales	$7,271,993	$6,574,666
Cost of goods sold	4,426,499	3,441,642

Gross profit	2,845,494	3,133,024

Operating expenses:
Research and development	1,973,657	1,170,165
Sales and marketing	1,071,479	576,779
General and administrative	2,323,808	1,422,697

Total operating expenses	5,368,944	3,169,641

Operating loss	(2,523,450)	(36,617)

Other income:
Interest and dividend income	116,664	257,865
Other, net	17,530	3,461

Total other income	134,194	261,326

Earnings (loss) before income taxes	(2,389,256)	224,709
Provision (benefit) for income taxes	(116,435)	167,538

Net income (loss)	(2,272,821)	57,171

Less: net income attributable to noncontrolling interest	47,141	—

Net income (loss) attributable to MEMSIC, Inc.	$(2,319,962)	$57,171

Net income (loss) per common share:
Basic	$(0.10)	$0.00

Diluted	$(0.10)	$0.00

Weighted average shares outstanding used in calculating net income (loss) per common share:
Basic	23,797,008	23,698,639

Diluted	23,797,008	23,842,524